INDENTURE

deeproot Growth Runs Deep Fund, LLC

And

CARL E. SPINNER, CPA

as Trustee For the Security Holders

Dated as of May __, 2014

EXHIBITS

EXHIBIT A-1 (Specimen Debenture – 3 Year 6% Renewable Unsecured Subordinated Debenture)	28
EXHIBIT A-2 (Specimen Debenture – 5 Year 7% Renewable Unsecured Subordinated Debenture)	30

This INDENTURE dated as of May __, 2014, between deeproot Growth Runs Deep Fund, LLC, a Texas limited liability company (the “Company”), and Carl E. Spinner, CPA, an individual (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s 3 Year -6% Renewable Unsecured Subordinated Debentures and 5 Year – 7% Renewable Unsecured Subordinated Debentures (“Securities”):

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION; APPLICABILITY OF THE TRUST INDENTURE ACT

Section 1.01. Definitions.

“Affiliate.” Any Person controlling or controlled by or under common control with the referenced Person.

“Control.” for this definition means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent.” Any Registrar or Paying Agent.

“Board.” The Board of Directors or Board of Managers of the Person or any officer or committee thereof authorized to act for such Board.

“Business Day.” A day that is not a Legal Holiday.

“Company.” The party named as such above until a successor which duly assumes the obligations represented by the Securities and under this Indenture replaces it and thereafter means the successor.

“Debt.” means, with respect to any Person:

(a)

any obligation  of such Person (other than the Securities) to pay the principal of, premium of or interest on or for;

(i) borrowed money (including instances where the recourse of the lender is to the whole of the assets of such Person or to a portion thereof),

(ii) an amount evidenced by a note, debenture or similar instrument (including a purchase money obligation) including securities,

(iii) any letter of credit or performance bond in favor of such Person, or

(iv) the payment of money relating to a capitalized lease obligation;

(b)

any penalties, reimbursement or indemnification amounts relating to the obligations described in clause (a)(i);

(c)

any fees, expenses or other amounts relating to any liability of others of the kind described in the preceding clause (a)(i), which the Person has guaranteed or which is otherwise its legal liability;

(d)

any obligation of the type described in clauses (a)(i), (a)(ii) and (a)(iii), secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person’s legal liability;

(e)

any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a)(i), (a)(ii), (a)(iii) or (a)(iv), and

(f)

any other liability, contingent or otherwise, of such Person.

““Default.”  Any event which is, or after notice or passage of time for cure would be, a Minor Payment Default,  a Major Payment Default, an Interest Accrual Default or an Other Default.

“Holder” or “Security Holder.”  A Person in whose name a Security is registered.

“Indenture.” This Indenture as amended from time to time, including the terms of the Securities and any amendments.

”Mailed.”  The act of sending written notice through the U.S. mails, through delivery by overnight courier or electronic mail with read receipt..

“Manager.” A Person who serves as the sole member of the Board of Managers of the Company.

“Officers’ Certificate.” A certificate signed by an Officer of the Manager of the Company.  See Sections 11.03 and 11.04.

“Opinion of Counsel.” Written opinion from legal counsel who is acceptable to the Trustee. See Sections 11.03 and 11.04.

“Payment Date.”  The date sixty (60) days after an Anniversary Date with respect to Normal Withdrawals or after a Maturity Date with respect to a Withdrawal at Maturity and the date one hundred eighty (180) days after the end of the month in which a request for Early Withdrawal is received on which payment of Principal and/or interest is due and payable.

“Person.” Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Principal.” The principal amount of the Security plus the premium or interest, if any, on the Security which is due or overdue or is to become due at the relevant time.

“Proceeding.” A liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under Bankruptcy Law, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution, but shall not include any transaction permitted by and made in compliance with Article 5.

“Representative.” The indenture trustee, other trustee, agent or representative for an issuer of Senior Debt or a lender of Senior Debt.

“SEC.” The U.S. Securities and Exchange Commission.

“Security” or “Securities.” The Securities described above and issued under this Indenture.

“Senior Debt.” Any credit or loan extended by a regulated bank or other lender for the purposes of the Company acquiring long-term assets or for the Company’s use as working capital, whenever incurred and outstanding at any time.  The term Senior Debt shall not include:  (i) Debt that by its terms is not senior in right of payment to the Securities, and (ii) Debt held as an asset by the Company or any Affiliate of the Company.

“TIA.” The Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of this Indenture, except as provided in Sections 1.04 and 9.03.

“Trustee Representative.” Any third party assigned by the Trustee to administer its corporate trust matters or to whom a matter concerning the Indenture may be referred.

“Trustee.” The party named as such above until a successor replaces it/him/her and thereafter means the successor. See also Section 10.14.

“U.S. Government Obligations.” Securities that are direct, noncallable, nonredeemable obligations of, or noncallable, nonredeemable obligations guaranteed by, the United States for the timely payment of which obligation or guarantee the full faith and credit of the United States is pledged, or funds consisting solely of such securities

“Valuation Date.”  That date by which a detailed valuation report concerning the fair market value of the Company’s investment portfolio as of the end of the fiscal year and as of the Valuation Date must be completed and submitted to the Trustee, but no later than ninety (90) days after the end of the fiscal year of the Company.

“3 Yr – 6% Debenture.” This term means the 3 Yr – 6% Subordinated Unsecured Renewable Debenture with terms as stated in the form of Exhibit A -1 attached hereto.

“5 Yr – 7% Debenture.”  This term means the 5 Yr – 7% Subordinated Unsecured Renewable Debenture with terms as stated in the form of Exhibit A - 2 attached hereto.

Section 1.02. Other Definitions.
Term	Defined in Section
“Bankruptcy Law”	6.04
“Custodian”	6.04
“Defaulted Amount”	2.13
“Distribution”	10.14
“Default”	6.01
“Notice”	11.01
“Payment Blockage Period”	10.14
“Proceeding”	1.01
“Senior Debt Payment Default”	10.14

Section 1.03. Rules of Construction.

Unless the context otherwise requires:

(a) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in the United States;

(b) “or” is not exclusive;

(c) words in the singular include the plural, and words in the plural include the singular;

(d) provisions apply to successive events and transactions;

(e) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision, and

(f) “including” means including without limitation.

Section 1.04. Trust Indenture Act.

The provisions of TIA Sections 310 through 317 that impose duties on any Person (including the provisions automatically deemed included herein unless expressly excluded by this Indenture) are a part of and govern this Indenture unless the terms of this Indenture state otherwise.  If a provision of the TIA requires or permits a provision of this Indenture and the TIA provision is amended, then the Indenture provision shall be automatically amended to like effect.

Any reference to a requirement under the TIA shall apply to the extent not contradicted under this Indenture.

ARTICLE 2

THE SECURITIES

Section 2.01. Form and Dating.

The Securities and the certificates of authentication shall be substantially in the form of Exhibits A-1 and
A-2, which are hereby incorporated in and expressly made a part of this Indenture. The Securities may have notations, legends or endorsements required by Section 2.12, law, agreements to which the Company is subject, or usage. The form of each Security shall be authenticated on and each Security shall be dated the date of its execution.

Section 2.02. Execution and Authentication.

An Officer of the Manager shall sign the Securities for the Company by manual or facsimile signature.

A Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication accompanying the Security, the form of which is set forth in Exhibit A-1, or Exhibit A-2. The Trustee’s signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

The Trustee shall authenticate Securities for original issue up to the amount stated in accordance with the Officers’ Certificate of the Manager of the Company. The aggregate principal amount of Securities outstanding at any time may not exceed that amount except as provided in Section 2.08.

Section 2.03. Agents.

The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (“Registrar”) and where Securities may be presented for payment (“Paying Agent”).  Whenever the Company must issue or deliver Securities pursuant to this Indenture, the Trustee shall authenticate the Securities at the Company’s request. The Registrar shall keep a register of the Securities and of their transfer and exchange.

The Company may appoint the Manager of the Company to act as Registrar and Paying Agent or may appoint another Person to act as Registrar and Paying Agent.  The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture.  If the Company does not appoint a Registrar or Paying Agent, the Trustee shall act as such.

Section 2.04. Paying Agent To Hold Money in Trust.

Within sixty (60) days after:  (i) a Maturity Date of the Principal and accrued interest on any Security or
(ii) an Anniversary Date at which a Holder may redeem part of its/his/her Principal or accrued interest, the Company shall deposit with the Paying Agent a sum sufficient to pay such Principal and/or interest due.  The Company shall require any Paying Agent (other than the Trustee or an employee or Officer of the Manager of the Company) to agree in writing that the Paying Agent:

•

will hold in trust for the benefit of Security Holders or the Trustee all money held by the Paying Agent for the payment of the Principal of or interest on the Securities;

•

will notify the Trustee of any Default by the Company in making any such payment,  and

•

will comply with Article 10.

While any such Default continues beyond applicable cure periods, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.  If the Manager of the Company or any Affiliate acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund or pay it over to the Trustee.

Section 2.05. Security Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Security Holders.  If the Trustee is not the Registrar, the Manager of the Company shall furnish to the Trustee, in writing at least ten (10) Business Days before each Payment Date and at such other times as the Trustee may request, a list in such form, and as of such date as the Trustee may reasonably require, of the names and addresses of Security Holders.

Section 2.06. Transfer and Exchange.

The Securities shall be issued in registered form and shall be transferable only upon surrender of a Security for registration of transfer. When a Security is presented to the Registrar with a request to register a transfer or to exchange it for an equal principal amount of Securities of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met and to the extent the Security has not been redeemed. The Company may charge a reasonable fee for any registration of transfer or exchange but not for any exchange pursuant to Section 2.10 (temporary Securities), 3.06 (Securities redeemed in part), or 9.05 (notations made about amendments)

All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

Section 2.07. Replacement Securities.

If the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company that the Security has been acquired by a protected purchaser, the Company shall issue a replacement Security.  If required by the Trustee or the Company, an indemnity bond must be provided which is sufficient in the judgment of both to protect the Company and the Trustee from any loss which any of them may suffer if a Security is replaced. The Company or the Trustee may charge the Holder for its expenses in replacing a Security.

Section 2.08. Outstanding Securities.

Securities outstanding at any time are all Securities authenticated by the Trustee except for those canceled by the Registrar, those delivered to it for cancellation and those described in this Section as not outstanding.  A Security does not cease to be outstanding because the Company or an Affiliate holds the Security.

If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Security is held by a protected purchaser.

If Securities are considered paid under Section 4.01, they cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Treasury Securities Disregarded for Certain Purposes.

In determining whether the Holders of the required Principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or an Affiliate shall be disregarded and deemed not to be outstanding, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee knows are so owned shall be so disregarded.  Securities so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Securities and that the pledgee is not the Company or any other obligor with respect to the Securities or any Affiliate of the Company or of such other obligor.

Section 2.10. Temporary Securities.

Until definitive Securities are ready for delivery, the Company may use temporary Securities.  Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Company considers appropriate for temporary Securities.  Without unreasonable delay, the Company shall deliver definitive Securities in exchange for temporary Securities.

Section 2.11. Cancellation.

The Company at any time may deliver Securities to the Trustee for cancellation and notify the Registrar of such cancellation. The Paying Agent, if not the Trustee, shall forward to the Trustee any Securities surrendered to it for payment.  The Trustee shall cancel all Securities surrendered for registration of transfer, registration of exchange, payment, or cancellation and shall dispose of canceled Securities according to its standard procedures or as the Company otherwise directs. The Company may only issue new Securities to replace Securities that it has paid or which have been delivered to the Trustee for cancellation if the Principal amount of the new Securities when added to the Principal amount of Securities issued and outstanding under this Indenture does not exceed the total amount of Principal of Securities authorized under the original Officers Certificate.

Section 2.12. Recordkeeping with Respect to Securities.

The Securities subject to this indenture shall be in the form of a note or debenture for the full original amount of Principal of the investment and such note or debenture shall be held by the Security holder.  The Registrar shall record the full original amount of Principal and annual rate of interest owed with respect to each Security in a book-entry form.  The Registrar shall be responsible for calculating and/or recording:  A)   the interest accrued on each Security on a quarterly basis; B) the reduction in remaining Principal or accrued interest owed resulting from Normal or Early Withdrawals; C) for any increase in interest accrued as a result of default, and D) any cancellation of a Security.

Section 2.13.  Defaulted Amount.

If the Company defaults with respect to payment (whether a Minor or Major Payment Default) on the Securities, (“Defaulted Amount”) such Defaulted Amount shall cease to be payable to the Security Holder on the relevant record date and shall be paid by the Company, at its election, under either (a) or
(b) below:

(a) The Company may pay the Defaulted Amount together with interest thereon from the date of default to the date of actual payment (“Additional Interest”) to the Persons which are Security Holders on a subsequent special record date. The Company shall notify the Trustee of the Defaulted Amount together with Additional Interest to be paid and pay over such amount to the Trustee.  The Trustee shall then fix a special record date and at the Company’s expense shall notify Security Holders not less than ten (10) days prior to such special record date of the proposed payment, of the special record date, and of the payment date.

(b) The Company may make payment of Defaulted Amount together with Additional Interest in any lawful manner. The Company shall give prompt notice to the Trustee and Security Holder(s) that it intends to make payment pursuant to this Section 2.13(b) and of the special record date of the proposed payment, and of the payment date.

ARTICLE 3

WITHDRAWALS

Section 3.01. Notice to Trustee.

If a Holder is requesting an Early Withdrawal or Withdrawal at Maturity, it shall constitute a redemption of all or part of the Security held by the Holder.  The Company shall promptly notify the Trustee of the type of withdrawal, the date of receipt of the written request, the amount of Principal and/or accrued interest to be withdrawn and the provision of the Security permitting the withdrawal.

The Company may reduce the Principal amount of the Security required to be redeemed due to penalties and/or fees imposed pursuant to the terms of the Security and this Indenture if it notifies the Trustee of the amount of the credit and the basis for it by delivery of an Officers’ Certificate.

The Company shall give each notice provided for in this Section at least thirty (30) days before the redemption or payment date unless a shorter period is satisfactory to the Trustee.

Section 3.02. Recordkeeping with Respect to Securities To Be Redeemed.

If less than all of the Principal and accrued interest of a Security are to be redeemed, the Trustee and Registrar shall keep records regarding the Principal and accrued interest paid and remaining.  Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption.

Section 3.03. Notice of Withdrawal.

Early Withdrawal.  The Holder of a 5 Yr – 7% Debenture may request in writing a withdrawal of any portion of the Principal or accrued interest earned on his/her/its Security during the term of the Security.  The Company, in its sole discretion, may grant the Holder’s request for such an Early Withdrawal less a penalty equal to (i) fifteen percent (15%) of Principal, (ii) loss of all accrued interest earned on the Security in the previous twelve months, (iii) recapture of any front-end bonus and accrued interest on such bonus, (iv) loss of any large account bonus, and (v) nominal fees, the net amount to be paid in one lump sum or in twelve equal payments over the next year.  Such payment shall be made within ninety (90) days after the end of the month in which written notice of the request for Early Withdrawal is received.

Withdrawal at Maturity.  At least sixty (60) days before the Maturity Date, the Holder may give notice that he/she/it desires to be paid in full at the Maturity Date rather than automatically renew the Security.  The Company shall make payment of all Principal and accrued interest due and owing under such Security on the Maturity Date or within sixty days (60) thereafter.

The Holder shall deliver a notice of Early Withdrawal or Withdrawal at Maturity to the Company and the Paying Agent with respect to the Security to be redeemed, whether in whole or in part.

The notice shall state that it is a notice of withdrawal, identify the Security to be redeemed, in whole or in part, and shall also state:

(a) the amount of Principal and/or accrued interest which the Holder wishes to withdraw;

(b) the Payment Date on  which the lump sum payment or first installment will be due;

(c)  the name and address of the Holder, and

(d) any bank wire instructions or other payment instructions necessary to complete transfer of the funds into the custody of the Holder.

The Security with respect to which the notice of withdrawal is given must be surrendered to the Paying Agent to collect the withdrawal amount.  Unless the Company defaults in making such payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on the Security (or portion thereof) with respect to which notice of withdrawal is given ceases to accrue on and after the Payment Date.

Section 3.04. Effect of Notice of Withdrawal.

Once notice of withdrawal is delivered, Principal and/or interest accrued on any Security to be redeemed become due and payable on the applicable Payment Date set forth above.  Upon surrender to the Paying Agent, the amounts withdrawn with respect to such Security as stated in the notice shall be paid, plus Additional Interest to the Payment Date.

Section 3.05. Deposit of Withdrawal Amount.

After receipt of the notice and on or before the Payment Date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the amount requested to be withdrawn, less penalties and fees plus additional interest, with respect to any Security under this Indenture.

If the Company defaults in the payment of any Security called for in the notice of withdrawal, interest on any such Security shall cease to accrue after the Payment Date.

Section 3.06. Securities Redeemed in Part.

Upon surrender of a Security that is redeemed in part, the Company and Trustee shall deliver to the Holder (at the Company’s expense) a new Security equal in Principal amount to the unredeemed portion of the Security surrendered.  The Registrar shall record the withdrawal and new Principal amount.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Securities.

The Company shall pay the Principal of and interest on the Securities on the dates and in the manner provided in the Securities and this Indenture.  Principal and/or interest shall be considered paid on the date due if the Paying Agent holds in accordance with this Indenture on that date money sufficient to pay all Principal and/or interest then due and the Paying Agent is not prohibited from paying such money to the Holders on such date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue Principal at the rate borne by the Securities; it shall pay interest on overdue Defaulted Amount at the same rate to the extent lawful.

Section 4.02. Reports.

The Company shall cause any reports or certificates which it makes available to the Trustee to be made available to the Holders. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on the Officers’ Certificates).

Section 4.03. Compliance Certificate.

The Company shall deliver to the Trustee, within 105 days after the end of each fiscal year of the Company, a brief certificate signed by the principal executive officer, principal financial officer or principal accounting officer of the Manager of the Company, as to the signer’s knowledge of the Company’s compliance with all conditions and covenants contained in this Indenture (determined as including any period of grace or requirement of notice provided herein).

Section 4.04. Notice of Certain Events.

The Company shall give prompt written notice to the Trustee and any Paying Agent of (i) any Proceeding, (ii) any Default, (iii) any cure or waiver of any Default, and (iv) any Senior Debt Payment Default or Senior Debt Default Notice.

ARTICLE 5

SUCCESSORS

Section 5.01. When Company May Merge, etc.

The Company shall not consolidate or merge with or into, or transfer all or substantially all of its assets to, any Person unless:

(1) either the Company shall be the resulting or surviving entity or if the Company is not the resulting or surviving entity, such Person assumes by supplemental indenture all the obligations of the Company under the Securities and this Indenture; and

(2) immediately before and immediately after the transaction no Default exists.

The Company shall deliver to the Trustee prior to the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each of which shall state that such consolidation, merger or transfer and such supplemental indenture comply with this Article 5 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 5.02. Successor Entity Substituted.

Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor entity formed by such consolidation or into which the

Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Securities with the same effect as if such successor entity had been named as the Company herein and in the Securities. Thereafter, the obligations of the Company under the Securities and Indenture shall terminate.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Minor Payment Default.

A “Minor Payment Default” occurs if, with respect to one or more Securities which comprise an original Principal amount less than twenty-five percent (25%) of the aggregate original Principal amount of the Securities subject to this Indenture at any point in time, the Company fails to pay:

(a)  all or a portion of the interest accrued on any Security when the same becomes due and payable upon the request for an Early Withdrawal and such failure continues for a period of more than 180 days beyond the end of the month in which a written request for Early Withdrawal is received;

(b)  all or a portion of the Principal of any Security when the same becomes due and payable upon the request for an Early Withdrawal and such failure continues for a period of more than one hundred eighty (180) days beyond the end of the month in which a written request for Early Withdrawal is received;

(c)  all of the Principal of and interest accrued on any Security when the same becomes due and payable upon the request for Withdrawal at Maturity and such failure continues for a period of more than sixty (60) days beyond the Maturity Date.

That date sixty (60) days or ninety (90) days after the Anniversary Date, the Maturity Date or the end of the month in which an Early Withdrawal notice is received shall be called the “Payment Date”.

The Company shall have ten (10) days after the Payment Date to cure the Minor Payment Default.

Section 6.02. Major Payment Default.

A “Major Payment Default” occurs if, with respect to one or more Securities which comprise an original Principal amount equal to or greater than twenty-five percent (25%) of the aggregate original Principal amount of the Securities subject to this Indenture at any point in time, the Company fails to pay:

(a)  all or a portion of the interest accrued on any Security when the same becomes due and payable upon the request for an Early Withdrawal and such failure continues for a period of more than 180 days beyond the end of the month in which a written request for Early Withdrawal is received;

(b)  all or a portion of the Principal of any Security when the same becomes due and payable upon the request for an Early Withdrawal and such failure continues for a period of more than 180 days beyond the end of the month in which a written request for Early Withdrawal is received;

(c)  all of the Principal of and interest accrued on any Security when the same becomes due and payable upon the request for Withdrawal at Maturity and such failure continues for a period of more than sixty (60) days beyond the Maturity Date.

That date sixty (60) days or ninety (90) days after the Anniversary Date, the Maturity Date or the end of the month in which an Early Withdrawal notice is received shall be called the “Payment Date”.

The Company shall have ten (10) days after the Payment Date to cure the Major Payment Default.

Section 6.03. Interest Accrual Default.

An “Interest Accrual Default” occurs if:

The Company fails to record interest earned on any Security when the same is deemed earned by virtue of income realized on or a realized or unrealized gain in the Company’s investment portfolio in the particular year in question in an amount equal to the average rate of interest per annum over a stated period as set forth in the terms of the Security. The interest deemed earned on the Security shall be determined pursuant to an annual Valuation of that investment portfolio and apportionment of that Valuation to each Security under this Indenture according to its terms. The failure to record interest earned in an amount equal to the average rate of interest per annum stated in the terms of the Security is an Interest Accrual Default if such failure continues for a period of more than thirty (30) days after the Valuation Date.

The “Valuation” shall consist of a detailed written valuation report based on commercially reasonable valuation methods and comparable sales or other facts in the relevant marketplaces.  The Valuation may be performed by the Company or by independent appraisers or other experts but must be completed within ninety (90) days after the end of the calendar year or the Company’s fiscal year for tax purposes.  Those person(s) performing the Valuation must value the Company’s portfolio as of the end of the calendar year or fiscal year and may also value the Company’s portfolio as of the Valuation Date.  The “Valuation Date” shall be that date within ninety (90) days after the end of the calendar year or the Company’s fiscal year for tax purposes at which the Valuation is finalized by or delivered to the Company.

Section 6.04.  Other Defaults.

“Other Defaults” may occur if:

(a)

the Company pursuant to or within the meaning of any Bankruptcy Law:

(i)

commences a voluntary case;

(ii)

consents to the entry of an order for relief against it in an involuntary case;

(iii)

consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(iv)

makes a general assignment for the benefit of its creditors, or

(b)

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)

is for relief against the Company in an involuntary case,

(ii)

appoints a Custodian of the Company or for all or substantially all of its property, or

(iii) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) days, or

(c)  the Company fails to comply with any of its other agreements in this Indenture.

Any of the foregoing will constitute Defaults whatever the reason for any such Default, whether it is voluntary or involuntary, a consequence of the application of Article 10 relating to Subordination, or is  regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11 of the U.S. Code or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

A default under this Section 6.04 is not a Default until the Trustee (or the Holders of at least twenty-five percent (25%) in Principal amount of the Securities) notifies the Company (or notify the Company and the Trustee) in writing of the Default and the Company does not cure the Default, or it is not waived, within ninety (90) days after receipt of the notice. The notice of an Other Default must specify the Default, demand that it be remedied to the extent consistent with law, and state that the notice is a “Notice of Default.”

Section 6.05 Acceleration and Rescission of Acceleration.

If a Default occurs and is continuing, the Trustee by notice to the Company (or the Holders of at least a majority in Principal amount of the Securities by notice to the Company and the Trustee) may declare the Principal of and accrued and unpaid interest on all the Securities to be due and payable. Upon such declaration, the Principal and interest shall be due and payable immediately.

The Holders of a majority in Principal amount of the Securities by notice to the Company and the Trustee may rescind an acceleration and its consequences if:

(a)

 the rescission would not conflict with any judgment or decree; and

(b)

all existing Defaults have been cured or waived except those relating to nonpayment of Principal or interest that has become due solely because of the acceleration.

Section 6.06. Remedies.

If a Default occurs, and is continuing and has not been cured within the applicable time frame, the Trustee may pursue the remedies set forth below to collect the payment of Principal or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

(a)

With respect to a Minor Payment Default, the Trustee may: bring any suit or other action against the Company he deems advisable; foreclose on any portion of the Collateral comprised of the Company’s investment portfolio under the Contingent Pledge and Security Agreement if the security interest in the Collateral has been previously perfected; or seek relief in bankruptcy through a petition for Involuntary Bankruptcy of the Company.

If the Minor Payment Default relates to Securities which comprise an original Principal amount equal to or greater than ten percent (10%) of the aggregate original Principal amount of the Securities subject to this Indenture and the Holders representing a majority of the original Principal amount of the defaulted Securities direct the Trustee to take one or more of the foregoing actions, the Trustee shall execute those directions.

(b)

With respect to a Major Payment Default, the Trustee may: declare all Securities to be in Default; bring any suit or other action against the Company he deems advisable; foreclose on any portion of the Collateral comprised of the Company’s investment portfolio under the Contingent Pledge and Security Agreement if the security interest in the Collateral has been previously perfected; or seek relief in bankruptcy through a petition for Involuntary Bankruptcy of the Company.

If Holders representing a majority of the original Principal amount of the defaulted Securities direct the Trustee to take one or more of the foregoing actions, the Trustee shall execute those directions.

(c) With respect to an Interest Accrual Default, the Trustee may:  request the Company to more closely monitor the Valuation and report to the Trustee on a quarterly or semi-annual basis; make recommendations to the Company concerning the Valuation methodology; or request that the Company engage independent appraisers or other experts to conduct the Valuation.

The Trustee must give notice to all Security Holders that the annual Valuation of the Company’s investment portfolio will not support accrual of the average annual stated interest rates expected to be earned over the stated terms of all Securities under this Indenture.

(d)  With respect to an Other Default, the Trustee may pursue any available remedy to enforce the performance of any provision of the Securities or this Indenture.

(e) The Trustee may maintain a proceeding with respect to Minor or Major Payment Default even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Security Holder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default. All remedies are cumulative to the extent permitted by law.

(f)  The Trustee may refuse to follow any direction that conflicts with law or this Indenture, is unduly prejudicial to the rights of Security Holders not affected by the Default at hand, or would involve the Trustee in personal liability or expense for which the Trustee has not received a satisfactory indemnity.

Section 6.07. Waiver of Past Defaults.

(a)

With respect to a Minor or Major Payment Default, Holders representing a majority of the original Principal amount of the defaulted Securities may waive an existing Payment Default and its consequences.

(b)

With respect to an Interest Accrual Default, Holders representing a majority of the original Principal amount of the Securities may waive an existing Interest Accrual Default and its consequences.

(c)

With respect to an Other Default, representing a majority of the original Principal amount of the Securities may waive an existing Interest Accrual Default and its consequences.

(d)

The Holders of a majority in Principal amount of the Securities by notice to the Trustee may waive any existing Default and its consequences except:

(i) With respect to any Security which is a part of a Minor or Major Payment Default without the consent of each Security Holder affected; or

(ii) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Security Holder affected.

Section 6.08. Limitation on Suits.

A Security Holder may independently pursue a remedy with respect to this Indenture or the Securities only if:

(a) the Holder gives to the Trustee notice of a continuing, uncured Default;

(b) the Holders of at least twenty-five percent (25%) in Principal amount of the Securities directly affected by the Default make a request to the Trustee to pursue the remedy;

(c) the Trustee either (i) gives to such Holders notice it will not comply with the request, or
(ii) does not comply with the request within thirty (30) days after receipt of the request; and

(d) the Holders of a majority in Principal amount of the Securities do not give the Trustee a direction inconsistent with the request to the Trustee under subsection (2) above prior to the date, if ever, on which the Trustee delivers a notice under subsection (3)(i) or the expiration of the period described in subsection (3)(ii).

(e) A Security Holder may not use this Indenture to prejudice the rights of another Security Holder or to obtain a preference or priority over another Security Holder.

(f)  Nothing in this Indenture limits or defers the right or ability of Holders to petition for commencement of a case under applicable Bankruptcy Law to the extent consistent with such Bankruptcy Law.

Section 6.09. Priorities.

After a Default, any money or other property distributable in respect of the Company’s obligations under this Indenture shall be paid in the following order:

First: to the Trustee (including any predecessor Trustee) for amounts due under Section 7.06;

Second: to holders of Senior Debt to the extent required by Article 10;

Third: to Security Holders for amounts due and unpaid on the Securities for Principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for Principal and interest, respectively; and

Fourth: to the Company.

The Trustee may fix a record date and payment date for any payment to Security Holders after Default.

Section 6.10. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 or a suit by Holders of more than 25% in Principal amount of the Securities.

Section 6.11. Proof of Claim.

In the event of any Proceeding, the Trustee may (and, if applicable, the trustee for or holders of Senior Debt may) file a claim for the unpaid balance of the Securities in the form required in the Proceeding and cause the claim to be approved or allowed. Nothing herein contained shall be deemed to authorize the Trustee or the holders of Senior Debt to authorize or consent to or accept or adopt on behalf of any Security Holder any plan of reorganization, arrangement, adjustment, or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee or the holders of Senior Debt to vote in respect of the claim of any Security Holder in any Proceeding.

Section 6.12. Actions of a Holder.

For the purpose of providing any consent, waiver or instruction to the Company or the Trustee, a “Holder” or “Security Holder” shall include a Person who provides to the Company or the Trustee, as the case may be, an affidavit of beneficial ownership of a Security together with a satisfactory indemnity against any loss, liability or expense to such party to the extent that it acts upon such affidavit of beneficial ownership (including any consent, waiver or instructions given by a Person providing such affidavit and indemnity) and such affidavit proves to be invalid.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If a Default has occurred, is continuing and has not been cured within the appropriate timeframe, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

(b) Except during the continuance of a Default:

(i) The Trustee need perform only those duties that are specifically set forth in this Indenture and no others.

(ii) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) This paragraph does not limit the effect of paragraph (b) of this Section.

(ii) The Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.06.

(iv) The Trustee may refuse to perform any duty or exercise any right or power which would require it to expend its own funds or risk any liability if it shall reasonably believe that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)

Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate from the Manager of the Company or an Opinion of Counsel from the Company or its own counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or an Opinion of Counsel. The Trustee may also consult with its own counsel on any matter relating to the Indenture or the Securities and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the advice of counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which he believes to be authorized or within his rights or powers.

Section 7.03. Trustee’s Disclaimer.

The Trustee shall have no responsibility for the validity or adequacy of this Indenture or the Securities, it shall not be accountable for the Company’s use of the proceeds from the Securities and it shall not be responsible for any statement in the Securities other than its authentication.

Section 7.04. Notice of Defaults.

If a continuing Default is known to the Trustee, the Trustee shall mail to Security Holders a notice of the Default within thirty (30) days after it occurs if he has not already done so or the Holders have not already been notified pursuant to another provision of this Indenture. If the Trustee has not received instructions from a Majority of Security Holders within thirty (30) calendar days after giving notice of such Event of Default to the Security Holders, the Trustee may, subject to instructions thereafter received, take such action, or refrain from taking such action, but shall be under no duty to take or refrain from taking any action, with respect to any such Event of Default as it shall be directed by a Majority of Security Holders.  In the event the Trustee shall at any time commence to enforce this Indenture, the Trustee shall forthwith notify the Company and Security Holders.  This Section 7.04, however, is subject to the condition that, if at any time after the principal of Securities shall have become due and payable and before any judgment or decree for the payment of the money so due, or any thereof, shall be entered, all overdue payments of interest upon the Securities and all other amounts payable thereunder (except the principal of the Securities which by any declaration of acceleration shall have become payable) shall have been duly paid, and every other Default and Event of Default with respect to any covenant or provision of this Indenture shall have been cured, then and in every such case a Majority of Security Holders may (but shall not be obligated to), by written instrument filed with the Trustee, rescind and annual such acceleration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon. Except in the case of a Default in payment on any Security, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Security Holders. The Trustee shall deliver to all Security Holders any notice of intent to take independent action it receives from a Security Holder(s) under Section 6.08  after such Security Holder has complied with the procedure in that Section, and of any notice the Trustee provides pursuant to Section 6.08(c)(i).

Section 7.05. Reports by Trustee to Holders.

If required pursuant to TIA Section 313(a), within sixty (60) days after the reporting date stated in Section 11.09, the Trustee shall mail to Security Holders a brief report dated as of such reporting date that complies with TIA Section 313(a)(2) – (8). The Trustee also shall comply with TIA Section 313(b)(2).

A copy of each report at the time of its mailing or delivery to Security Holders shall be filed with and maintained by the Company’s legal counsel.

Section 7.06. Compensation, Expense Fund and Indemnity.

(a)

The Company shall pay to the Trustee from time to time reasonable compensation for its services, including for any Agent capacity in which it acts. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it.  Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s agents and counsel. The Company shall deposit an initial retainer with the Trustee of $5,000.00.

(b)

In addition, the Company shall pay over a certain portion of the Cash and near-cash equivalent investments which the Company maintains in its investment portfolio, for the purpose of defraying expenses of his trust administration such as fees for legal counsel as follows:

(i)  With respect to a Minor Payment Default, the Company shall pay over to the Trustee the percentage of the cash and near-cash equivalents it holds which is equal to the percentage of Principal of all Securities which are defaulted Securities;

(ii)  With respect to a Major Payment Default, the Company shall pay over to the Trustee one hundred percent of the cash and near cash equivalents it holds.

(c )  The Company shall indemnify the Trustee against any loss, liability or expense incurred by it including in any Agent capacity in which it acts. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not unreasonably be withheld.

(d)

The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through gross negligence, willful misconduct or bad faith.

(e)

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay Principal and interest on particular Securities.

(f)

Without prejudice to its rights hereunder, when the Trustee incurs expenses or renders services after a  Default specified in Section 6.04 (a) or (b) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign by so notifying the Company. The Holders of a majority in Principal amount of the Securities may remove the Trustee by so notifying the Trustee and the Company. The Company may remove the Trustee if:

(a) the Trustee is adjudged a bankrupt or an insolvent;

(b) a receiver or public officer takes charge of the Trustee or its property, or

(c)

the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

If a successor Trustee is not appointed and does not take office within 30 days after the retiring Trustee resigns, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office.  If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or, subject to Section 6.08, any Security Holder may petition any court of competent jurisdiction for the appointment of a successor Trustee.

Any Security Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.  Within one year after a successor Trustee appointed by the Company or a court pursuant to this Section 7.07 takes office, the Holders of a majority in Principal amount of the Securities may appoint a successor Trustee to replace such successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Security Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06.

Section 7.08. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, a corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.09. Preferential Collection of Claims Against Company.

The Trustee shall not enter into any creditor relationship listed in TIA Section 311(b) with the Company.  A Trustee who has resigned or been removed is subject to TIA Section 311(a) to the extent indicated.

ARTICLE 8

SATISFACTION AND DISCHARGE

Section 8.01. Satisfaction and Discharge of Indenture.

This Indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Securities expressly provided for herein), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(a)

either:

(i) all Securities theretofore authenticated and delivered (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Securities for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 8.04) have been delivered to the Trustee for cancellation, or

(ii) all such Securities not theretofore delivered to the Trustee for cancellation;

(iii) have become due and payable;

(iv) will become due and payable at their stated Maturity Date within one year,

and the Company in the case of (a)(i) or (a)(ii) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on such Securities not delivered to the Trustee for cancellation, for Principal and interest to the date of such deposit (in the case of Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

(b) the Company has paid or caused to be paid all other sums payable hereunder by the Company, and

(c)  the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Holders under Section 4.01, to the Trustee under Section 7.06, and, if money or U.S. Government Obligations shall have been deposited with the Trustee pursuant to subclause (b) of this Section, the obligations of the Trustee under Section 8.02 shall survive.

Section 8.02. Application of Trust Funds.

The Trustee or Paying Agent shall hold in trust, for the benefit of the Holders, all money and U.S. Government Obligations deposited with it (or into which such money and U.S. Government Obligations are reinvested) pursuant to Section 8.01. It shall apply such deposited money and money from U.S. Government Obligations in accordance with this Indenture to the payment of the Principal and interest on the Securities. Money and U.S. Government Obligations so held in trust (a) are not subject to Article 10 and (b) are subject to the Trustee’s rights under Section 7.06.

Section 8.03. Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Obligations in accordance with Section 8.01 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01; Provided, however, that if the Company makes any payment of Principal of or interest on any Security following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent after payment in full to the Holders.

Section 8.04. Repayment to Company.

The Trustee and Paying Agent shall promptly turn over to the Company upon request any excess money or U.S. Government Obligations held by them at any time. All money or U.S. Government Obligations deposited with the Trustee pursuant to Section 8.01 (and held by it or a Paying Agent) for the payment of Securities subsequently converted shall be returned to the Company upon request.

The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for payment of Principal or interest that remains unclaimed for two years after the right to such money has matured.  After payment to the Company, Security Holders entitled to the money shall look to the Company for payment as unsecured general creditors unless an abandoned property law designates another Person.

ARTICLE 9

AMENDMENTS

Section 9.01. Without Consent of Holders.

The Company and the Trustee may amend this Indenture or the Securities without the consent of any Security Holder:

(a) to cure any ambiguity, defect or inconsistency;

(b) to comply with Section 5.01, or

(c) to make any change that does not adversely affect the rights of any Security Holder.

Section 9.02. With Consent of Holders.

The Company and the Trustee may amend this Indenture or the Securities with the written consent of the Holders of at least a majority in Principal amount of the Securities. However, without the consent of each Security Holder directly affected, an amendment under this Section may not:

(a) reduce the amount of Securities whose Holders must consent to an amendment;

(b) reduce the interest on or change the time for payment of interest on any Security;

(c) reduce the Principal of or change the fixed maturity of any Security;

(d) make any Security payable in money other than that stated in the Security;

(e) make any change in Section 6.07 (Relating to Waivers of Past Defaults) or 9.02 (second sentence)(Relating to consent of Security Holders directly affected; or

(f) make any change in Article 10 (relating to Subordination) that adversely affects the rights of any Security Holder.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

An amendment under this Section may not make any change that adversely affects the rights under Article 10 of any Senior Debt unless it consents to the change.

Section 9.03. Compliance with Section 11.03.

The Trustee is entitled to, and the Company shall provide an Opinion of Counsel and Officers’ Certificate that the Trustee’s execution of any amendment or supplemental indenture is permitted under this
Article 9.

Section 9.04. Revocation and Effect of Consents and Waivers.

A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Security Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Security Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Security Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than one hundred twenty (120) days after such record date.

Section 9.05. Notice of Amendment; Notation on or Exchange of Securities.

After any amendment under this Article becomes effective, the Company shall mail to Security Holders a notice briefly describing such amendment. The failure to give such notice to all Security Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Article.

The Company or the Trustee may place an appropriate notation about an amendment or waiver on any Security thereafter authenticated. The Company may issue in exchange for affected Securities new Securities that reflect the amendment or waiver.

Section 9.06. Trustee Protected.

The Trustee need not sign any supplemental indenture that adversely affects its rights.

ARTICLE 10

SUBORDINATION

Section 10.01. Securities Subordinated to Senior Debt.

The rights of Holders to payment of the Principal of and interest on the Securities is subordinated to the rights of holders of Senior Debt, to the extent and in the manner provided in this Article 10.

Section 10.02. Securities Subordinated in Any Proceeding.

Upon any Distribution in any Proceeding:

(a) any Distribution to which the Holders are entitled shall be paid directly to the holders of Senior Debt to the extent necessary to make payment in full of all Senior Debt remaining unpaid after giving effect to all other Distributions to or for the benefit of the holders of Senior Debt; and

(b) in the event that any Distribution is received by the Trustee before all Senior Debt is paid in full, such Distribution shall be applied by the Trustee in accordance with this Article 10.

Section 10.03. No Payment on Securities in Certain Circumstances.

The Company shall not, directly or indirectly (other than in capital stock of the Company) pay any Principal of or interest on, redeem, defease or repurchase any of the Securities (i) after any Senior Debt becomes due and payable, unless and until all such Senior Debt shall first be paid in full or (ii) after a Senior Debt Payment Default, unless and until such Senior Debt Payment Default has been cured, waived, or otherwise has ceased to exist.

During a Payment Blockage Period, no payment of any Principal of or interest on the Securities may be made, directly or indirectly, by the Company.  Unless the Senior Debt in respect of which the Senior Debt Default Notice has been given has been declared due and payable in its entirety within the Payment Blockage Period, at the end of the Payment Blockage Period, the Company shall pay all sums not paid to the Holders during the Payment Blockage Period and resume all other payments on the Securities as and when due.  Defaulted Amount shall be paid in accordance with Section 2.13.  Any number of Senior Debt Default Notices may be given; provided, however, that as to any issue of Senior Debt (i) not more than one Senior Debt Default Notice shall be given within a period of any [366] consecutive days, and (ii) no specific act, omission or condition that gave rise to a default that existed upon the date of such Senior Debt Default Notice (whether or not such default applies to the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

If any Distribution, payment or deposit to redeem, defease or acquire any of the Securities shall have been received by the Trustee at a time when such Distribution was prohibited by the provisions of this Section 10.03, then, unless such Distribution is no longer prohibited by this Section 10.03, such Distribution shall be received and applied by the Trustee for the benefit of the holders of Senior Debt, and shall be paid or delivered by the Trustee to the holders of Senior Debt for application to the payment of all Senior Debt.

Section 10.04. Subrogation.

The Holders shall not have any subrogation or other rights of recourse to any security in respect of any Senior Debt until such time as all Senior Debt shall have been paid in full. Upon the payment in full of all Senior Debt, the Holders shall be subrogated to the rights of the holders of Senior Debt to receive Distributions applicable to Senior Debt until all amounts owing in respect of the Securities shall be so paid.  No Distributions to the holders of Senior Debt which otherwise would have been made to the Holders shall, as between the Company and the Holders, be deemed to be payment by the Company to or on account of Senior Debt.

If any Distribution to which the Holders would otherwise have been entitled shall have been applied pursuant to the provisions of this Article to the payment of Senior Debt, then the Holders shall be entitled to receive from the holders of such Senior Debt any Distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all amounts payable on such Senior Debt to the extent provided herein.

Section 10.05. Obligations of the Company Unconditional.

This Article defines the relative rights of the Holders and holders of Senior Debt. Nothing in this Indenture is intended to or shall impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the Principal of and interest on the Securities as and when the same shall become due and payable in accordance with their terms.  Nothing in this Indenture is intended to or shall affect the relative rights of the Holders in relation to creditors of the Company (other than the holders of Senior Debt).

Nor shall anything herein or in the Securities prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture.  However, those rights shall be subject to the rights, if any, under this Article 10, of the holders of Senior Debt in respect of any Distribution received upon the exercise of any such remedy.

If the Company fails because of this Article to pay principal of or interest on a Security on the Payment Date, the failure is still a Default.

Upon any Distribution, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which the Proceeding is pending, or a certificate of the liquidating trustee or other Person making any Distribution for the purpose of ascertaining the Persons entitled to participate in such Distribution, who are the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent to the Distribution or to this Article 10.

Section 10.06. Trustee and Paying Agent Entitled to Assume Payments Not Prohibited in Absence of Notice.

The Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee, unless and until a Trust Officer shall have received, no later than two (2) Business Days prior to such payment, written notice thereof from the Company or from one or more holders of Senior Debt.  Prior to the receipt of any such written notice, the Trustee, shall be entitled in all respects conclusively to presume that no such fact exists.  Unless the Trustee shall have received the notice provided for in the preceding sentence, the Trustee shall have full power and authority to receive such payment and to apply the same to the purpose for which it was received, and shall not be affected by any notice to the contrary which may be received by it on or after such date.  The foregoing shall not apply to any Affiliate of the Company acting as Paying Agent.

Section 10.07. Satisfaction and Discharge.

Amounts deposited in trust with the Trustee pursuant to and in accordance with Article 8 and not prohibited to be deposited under Section 10.03 when deposited shall not be subject to this Article 10.

Section 10.08. Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt.

No right of any holder of any Senior Debt established in this Article 10 shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any failure by the Company to comply with the terms of this Indenture.

Section 10.09. Right to Hold Senior Debt.

The Trustee is entitled to all of the rights set forth in this Article 10 in respect of any Senior Debt at any time held by it to the same extent as any other holder of Senior Debt.

Section 10.10. No Fiduciary Duty of Trustee or Security Holders to Holders of Senior Debt.

Neither the Trustee nor the Holders owes any fiduciary duty to the holders of Senior Debt. Neither the Trustee nor the Holders shall be liable to any holder of Senior Debt in the event that the Trustee, acting in good faith, shall pay over or distribute to the Holders, the Company, or any other Person, any property to which any holders of Senior Debt are entitled by virtue of this Article or otherwise. Nothing contained in this Section 10.10 shall affect the obligation of any other such Person to hold such payment for the benefit of, and to pay such payment over to, the holders of Senior Debt.

Section 10.11. Distribution to Holders of Senior Debt.

Any Distribution otherwise payable to the holders of the Securities made to holders of Senior Debt pursuant to this Article shall be made to such holders of Senior Debt ratably according to the respective amount of Senior Debt held by each.

Section 10.12. Trustee’s Rights to Compensation, Reimbursement of Expenses and Indemnification.

The Trustee’s rights to compensation, reimbursement of expenses and indemnification under Section 7.06 is not subordinated.

Section 10.13. Exception for Certain Distributions.

The rights of holders of Senior Debt under this Article do not extend (a) to any Distribution to the extent applied to the Trustee’s rights to compensation, reimbursement of expenses or indemnification or (b) to
(i) securities which are subordinated to the securities distributed to the holders of Senior Debt on terms no less favorable to the holders of Senior Debt than the provisions of this Article, or (ii) Distributions under any plan approved by the court in any Proceeding.

Section 10.14. Certain Definitions.

As used in this Article 10:

“Distribution.” In any Proceeding, distribution means any payment or distribution of assets or securities of the Company of any kind or character from any source, whether in cash, securities or other property made by the Company, custodian, liquidating trustee or agent or any other person whether pursuant to a plan or otherwise.

“Payment Blockage Period.” This is the period beginning when a Senior Debt Default Notice is given to the Company and the Trustee and ending (a) when the default identified in the Senior Debt Default Notice is cured, waived or otherwise ceases to exist or (b) after 180 days, whichever occurs first.

“Senior Debt Default Notice.” This is any notice of a default (other than a Senior Debt Payment Default) that permits the holders of any Senior Debt to declare such Senior Debt due and payable.

“Senior Debt Payment Default.” This is a default in the payment of any principal of or interest on any Senior Debt.

“Trustee.” For purposes of this Article 10, Trustee includes any Paying Agent.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices.

Any notice by one party to the other party shall be in writing and sent to the other party’s address stated in Section 11.09. The notice is duly given if it is delivered in Person or sent by a national courier service which provides next Business Day delivery or by first-class mail.

A party by notice to the other party may designate additional or different addresses for subsequent notices.

Any notice sent to a Security Holder shall be sent by first-class mail to its address shown on the register maintained by the Registrar. Failure to mail a notice to a Security Holder, or any defect in a notice mailed to a Security Holder, shall not affect the sufficiency of the notice mailed to other Security Holders.

If a notice is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice to Security Holders, it shall deliver or mail a copy to the Trustee and each Agent at the same time.

A “notice” includes any communication required by this Indenture.

Section 11.02. Communication by Holders with Other Holders.

Security Holders may communicate pursuant to TIA Section 312(b) with other Security Holders with respect to their rights under this Indenture or the Securities. The Company, the Trustee, and Registrar shall have the protection of TIA Section 312(c).

Section 11.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with, and

(2) an Opinion of Counsel stating that all such conditions precedent have been complied with in the opinion of such counsel.

Section 11.04. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, the Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not such condition or covenant has been complied with in the opinion of such Person.

Section 11.05. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Security Holders.  Any Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.06. Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.07. No Recourse Against Others.

A director, officer, manager, employee or Security Holder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 11.08. Duplicate Originals.

The parties may sign any number of copies, and may execute such in counterparts, of this Indenture. One signed copy is enough to prove this Indenture.

Section 11.09. Variable Provisions.

“Officer.” The President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company are officers of the Company.

The Company initially acts as Registrar and Paying Agent.

The first certificate pursuant to Section 4.03 shall be for the fiscal year ending on December 31, 2014.

The reporting date for Section 7.05 is the 15th of April of each year. The first reporting date is
April 15, 2015.

Senior Debt does not include:

(i)

Debt that by its terms is not senior in right of payment to the Securities, and

(ii)

Debt held as an asset by the Company or any Affiliate of the Company.

Notices are to be sent to the following Addresses:

Company’s Address

deeproot Growth Runs Deep Fund, LLC
c/o deeproot Funds, LLC

8200 IH-10 West, Suite 600

San Antonio, Texas 78230

Telephone No.:

888-316-2935

Facsimile No.:

888-316-2782

Attention: Robert J. Mueller, President

Trustee’s Address

Carl E. Spinner, CPA and Trustee

P.O. Box 279

Burnet, Texas 78611

Telephone No.:

512-755-1433

Facsimile No.:

512-756-6122

Section 11.10. Governing Law.

The laws of the State of Texas, excepting rules relating to conflicts of law, shall govern this Indenture and the Securities.

Date_____________________________________	deeproot Growth Runs Deep Fund, LLC

By: Its Sole Manager
deeproot Funds, LLC
____________________________________ Robert J. Mueller, Its President

Date_____________________________________	CARL E. SPINNER, CPA and Trustee ____________________________________ Carl E. Spinner

EXHIBIT A-1

deeproot GROWTH RUNS DEEP (“GRD”)  FUND, LLC

3 Yr – 6% Subordinated Unsecured Renewable Debenture

Date of Debenture:

__________________, 2014

Interest Accrual Dates:

****

****

Record Date(s):

As provided in the PPM & Indenture

Principal and Interest Date (“Maturity Date”):  ****

deeproot Growth Runs Deep Fund, LLC (the “Company”) promises to pay to [OWNER] (“Holder”), being Holder or Holder’s registered custodian or assigns, the Principal sum of [AMT] ($XXX,000.00), plus accrued interest, less any withdrawals, fees, and/or penalties, no later than 60 days after the Maturity Date, so long as the Security is not renewed.  The terms of this Exhibit A-1 to the Debenture are subject to any properly authenticated amendments or modifications thereto, on the reverse side.

This Subordinated Unsecured Renewable Debenture (the “Security” and together with other securities issued under the Trust Indenture, the “Securities”) is subordinated to Senior Debt as specified on the other side of this Security. See the reverse side and the Indenture referenced there for additional provisions of this Security.  The Company will pay the Holder of this Security the interest rate of six percent (6%) per annum over a three (3) year period.  This Security will have a Maturity Date as stated above, so long as the Holder gives notice to the Company at least sixty (60) days prior to the Maturity Date, demanding payment of Principal and accrued interest on the Maturity Date.  Otherwise, the Security will be renewed for an additional three year term at the interest rate being offered by the Company at that time for similar principal amounts and for the same term.  The Holder has represented to the Company that Holder is an Accredited Investor and has executed and provided the Company with an Application and Debenture subscription agreement.  The Holder certifies that all information contained in those, and all other documents are true and correct.  All terms not defined here shall have the meaning ascribed to them in the Prospectus or the Trust Indenture.

Authenticated: ________________

Authenticated: ________________

Carl E. Spinner, CPA, as Trustee	deeproot Growth Runs Deep Fund, LLC, as Company

_____________________________________	_____________________________________
Carl E. Spinner	Robert J. Mueller
Trustee	Principal / Manager

deeproot® Growth Runs Deep Fund

3 Yr – 6% Subordinated Unsecured Renewable Debenture

 1. Principal and Interest. deeproot Growth Runs Deep Fund, LLC (“Company”), a Texas limited liability company, promises to accrue interest on the principal amount of this Security at the rate of six percent (6%) per annum over a three year period. Interest on the Securities will accrue from the date of the Security listed on the face or in the case of a renewed Security from the most recent renewal date to which interest has been accrued.  Interest will be computed once per annum on the dates as enumerated on the front of this Exhibit A-1.

2. Method of Payment. The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may also pay Principal and/or interest as they are due by wire transfer or check payable in such money sent to the Holder at its/his/her registered address. The Company will pay Principal and/or interest on this Security to the Person who is the registered Holder of the Security at the close of business on the Record Date for the payment.  The Holder must surrender the Security to a Paying Agent to collect Principal payments.

3. Agents. Initially, the Company, located at 8200 IH-10 West, Ste. 600, San Antonio, TX 78230, will act as Registrar and Paying Agent.  The Company, an Affiliate, a third party appointed by the Company or the Trustee may also act in such capacity.  The Company may change any such Agent without notice or permission.  Pursuant to the terms of the Indenture, the Trustee may become the Registrar and/or Paying Agent under certain circumstances. Subject to certain conditions, the Company may change the Trustee.

4. Indenture. The Company issued the Securities under a Trust Indenture dated as of May __, 2014, (“Indenture”) between the Company and the Trustee. The terms of this Security include those stated in the Indenture.  The Securities are collectively subject to all such terms. The Securities are unsecured subordinated general obligations of the Company limited to $50,000,000.00 in aggregate principal amount.

5. Redemption.  The Securities may not be redeemed at the option of the Company.  The Securities are redeemed at the Maturity Date at the option of the Holder and according to the requirements of withdrawals at Maturity.

6. Withdrawal at Maturity.  No sooner than sixty (60) days prior to the Maturity Date, and no later than 5:00 PM C.S.T. the day before the Maturity Date, the Holder must give written notice to the Company that Holder wishes to withdraw some or all of the Principal and accrued interest in the Holder’s account. The Company will pay such amount of Principal and accrued interest less nominal administrative fees within sixty (60) days after the Maturity Date.

7. Renewals.  Unless all amounts of principal or interest are withdrawn at maturity, this Debenture automatically renews for an additional term of equal length at an interest rate equal to one percent (1%) per annum higher than the previous term for the first two renewals. The maximum number of additional terms is three (12 years maximum), and the maximum interest rate allowable upon successive renewals is eight percent (8%) per annum. Upon renewal, all other terms continue, and the Maturity Date will be reset to a date equal to the prior Maturity Date plus an additional three year term. A Maturity Date at the expiration of twelve years is mandatory and is not renewable. For example, a Holder who allows the Debenture to renew to the maximum term of twelve years would receive internal compounding interest accruals of six percent (6%) per annum for the first term, seven percent (7%) per annum for the second term, and eight percent (8%) per annum for the third and fourth terms.

8. No Death Benefit / No Renewal Terms After Death:   No custodian, beneficiary, legal representative or assign of the Holder may request an early withdrawal of principal or accrued interest upon the death of the Holder. Such custodian(s), beneficiary(ies), legal representative(s), and/or assign(s) are subject to the same registration and Debenture terms upon which the Holder would have been, had such Holder not died.  Provided, however, that upon the end of the term (or renewable term) during which the Holder died, the Debenture may not be renewed, and all principal and accrued interest will be paid within 60 days after the Maturity Date of such term.

9. Subordination. The Securities are subordinated to Senior Debt as defined in the Indenture. To the extent provided in the Indenture, Senior Debt must be paid according to its terms before the Securities may be paid. The Company agrees, and each Security Holder by accepting a Security agrees, to the subordination and authorizes the Trustee to give it effect.

10. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in denominations of $1,000 or fraction thereof. The transfer of Securities may be registered or may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law.

11. Persons Deemed Owners. Subject to Section 2.12 of the Indenture, the registered holder of a Security at the Record Date may be treated as its owner for all purposes.

12. Amendments and Waivers. Subject to certain exceptions, the Indenture or the Securities may be amended.  Any Default may be waived with the consent of the holders of a majority in Principal amount of the Securities.  However, no waiver of a Payment Default may be effected without the consent of Security Holders directly affected.  Without the consent of any Security Holder, the Indenture or the Securities may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Security Holders or to make any change that does not adversely affect the rights of any Security Holder.

13. Successors. When successors assume all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations, except as provided in the Indenture.

14. Satisfaction and Discharge Prior to Redemption or Maturity. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of Principal and interest on the Securities to Maturity Date.

15. Defaults and Remedies.  As defined in the Indenture, if a Payment Default relating to at least 25% in Principal amount of the Securities occurs and is continuing, the Trustee or the holders of at least a majority in Principal amount of the Securities may declare all the Securities to be due and payable immediately.  If a Payment Default relating to less than 25% in Principal amount of the Securities occurs, the Company has ten (10) days after the Payment Date to cure the default.  As defined in the Indenture, if an Interest Accrual Default occurs and is continuing, the Company or an Affiliate may cure the default by pledging to the Trustee on behalf of the Security Holders additional assets with a fair market value equal to or greater than the amount of the Interest Accrual Default within ninety (90) days after the Valuation Date.  As defined in the Indenture, if an Other Default occurs, the Company has thirty (30) days after the Other Default to cure such default. Once any cure period has elapsed and the default is continuing the Trustee may declare some, or all, of the Securities to be due and payable immediately. The Security Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities.  Subject to certain limitations, Holders of a majority in Principal amount of the Securities may direct the Trustee in its exercise of any trust or power.  The Trustee must notify Security Holders of a Payment Default relating to 25% or more in Principal amount of the Securities.  The Trustee may withhold from Security Holders notice of any other continuing Default if he determines that withholding notice is not adverse to their interests. The Company must furnish an annual compliance certificate to the Trustee.

16. Trustee Dealings with Company. Carl Spinner, CPA, the Trustee under the Indenture, in his individual or any other capacity, may not make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may not otherwise deal with the Company or its Affiliates, as he could if he were not Trustee.

17. No Recourse Against Others. No director, officer, employee or equity holder of the Manager of the Company, in any such capacity, or equity holder of the Company shall have any liability for any obligations of the Company under the Securities or the Indenture for any claim based on, in respect of or by reason of such obligations or their creation. However, the equity holders of the Company are pledgers or grantors and other Affiliates of the Company may elect to pledge assets for the benefit of Security Holders under the Pledge Agreement.   Each Security holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

18. Authentication. This Security shall not be valid until authenticated by a manual signature of the Trustee.

19. Abbreviations. Customary abbreviations may be used in the name of a Security Holder or an assignee, such as: TEN COM (= tenants in common), JTWROS (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), IRA (= individual retirement account) and UGMA (= Uniform Gifts to Minors Act).

The Security Holder has been delivered an information disclosure document (‘Prospectus’), the Indenture, the Pledge Agreement and other related documentation prior to his/her its investment.  After the effective date of this Security, the Company will furnish to any Security Holder upon written request and without charge replacement copies of any of these documents. Requests may be made to: deeproot Funds, 8200 IH-10 West, Ste. 600, San Antonio, TX 78230.

EXHIBIT A-2

deeproot GROWTH RUNS DEEP (“GRD”)  FUND, LLC

5 Yr – 7% Subordinated Unsecured Renewable Debenture

Date of Debenture:

__________________, 2014

Interest Accrual Dates:

****

****

Record Date(s):

As provided in the PPM & Indenture

Principal and Interest Date (“Maturity Date”):  ****

deeproot Growth Runs Deep Fund, LLC (the “Company”) promises to pay to [OWNER] (“Holder”), being Holder or Holder’s registered custodian or assigns, the Principal sum of [AMT] ($XXX,000.00), plus accrued interest, less any withdrawals, fees, and/or penalties, no later than 60 days after the Maturity Date, so long as the Security is not renewed.  The terms of this Exhibit A-2 to the Debenture are subject to any properly authenticated amendments or modifications thereto, on the reverse side.

This Subordinated Unsecured Renewable Debenture (the “Security” and together with other securities issued under the Trust Indenture, the “Securities”) is subordinated to Senior Debt as specified on the other side of this Security. See the reverse side and the Indenture referenced there for additional provisions of this Security.  The Company will pay the Holder of this Security the interest rate of seven percent (7%) per annum over a five (5) year period.  This Security will have a Maturity Date as stated above, so long as the Holder gives notice to the Company at least sixty (60) days prior to the Maturity Date, demanding payment of Principal and accrued interest on the Maturity Date.  Otherwise, the Security will be renewed for an additional five year term at the interest rate being offered by the Company at that time for similar principal amounts and for the same term.  The Holder has represented to the Company that Holder is an Accredited Investor and has executed and provided the Company with an Application and Debenture subscription agreement.  The Holder certifies that all information contained in those, and all other documents are true and correct.  All terms not defined here shall have the meaning ascribed to them in the Prospectus or the Trust Indenture.

Authenticated: ________________

Authenticated: ________________

Carl E. Spinner, CPA, as Trustee	deeproot Growth Runs Deep Fund, LLC, as Company

_____________________________________	_____________________________________
Carl E. Spinner	Robert J. Mueller
Trustee	Principal / Manager

deeproot® Growth Runs Deep Fund

5 Yr – 7% Subordinated Unsecured Renewable Debenture

 1. Principal and Interest. deeproot Growth Runs Deep Fund, LLC (“Company”), a Texas limited liability company, promises to accrue interest on the principal amount of this Security at the rate of seven percent (7%) per annum over a five year period. Interest on the Securities will accrue from the date of the Security listed on the face or in the case of a renewed Security from the most recent renewal date to which interest has been accrued.  Interest will be computed once per annum on the dates as enumerated on the front of this Exhibit A-2.

2. Method of Payment. The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may also pay Principal and/or interest as they are due by wire transfer or check payable in such money sent to the Holder at its/his/her registered address. The Company will pay Principal and/or interest on this Security to the Person who is the registered Holder of the Security at the close of business on the Record Date for the payment.  The Holder must surrender the Security to a Paying Agent to collect Principal payments.

3. Agents. Initially, the Company, located at 8200 IH-10 West, Ste. 600, San Antonio, TX 78230, will act as Registrar and Paying Agent.  The Company, an Affiliate, a third party appointed by the Company or the Trustee may also act in such capacity.  The Company may change any such Agent without notice or permission.  Pursuant to the terms of the Indenture, the Trustee may become the Registrar and/or Paying Agent under certain circumstances. Subject to certain conditions, the Company may change the Trustee.

4. Indenture. The Company issued the Securities under a Trust Indenture dated as of May __, 2014, (“Indenture”) between the Company and the Trustee. The terms of this Security include those stated in the Indenture.  The Securities are collectively subject to all such terms. The Securities are unsecured subordinated general obligations of the Company limited to $50,000,000.00 in aggregate principal amount.

5. Redemption.  The Securities may not be redeemed at the option of the Company.  The Securities are redeemed at the Maturity Date at the option of the Holder and according to the requirements of withdrawals at Maturity.

6. Withdrawal at Maturity/Renewals.  No sooner than sixty (60) days prior to the Maturity Date, and no later than 5:00 PM C.S.T. the day before the Maturity Date, the Holder must give written notice to the Company that Holder wishes to withdraw some or all of the Principal and accrued interest in the Holder’s account. The Company will pay such amount of Principal and accrued interest less nominal administrative fees within sixty (60) days after the Maturity Date. Unless all amounts of principal or interest are withdrawn at maturity, this Debenture automatically renews and the Maturity Date will be reset to a date equal to the prior Maturity Date plus an additional five year term. If renewed, all terms continue, and interest will be reset to seven (7%) percent per annum.

7. Early Withdrawals. The Company retains the right to approve or reject written requests for Early Withdrawal(s) of Principal or accrued interest.  If approved, the Company will impose a penalty equal to: i) fifteen percent (15%) of the amount withdrawn, ii) a forfeiture of the interest that would have accrued in the year of the withdrawal, iii) if applicable, recapture of any front-end bonus and accrued interest on such bonus, (iv) if applicable, loss of the Large Account Bonus, and v) nominal administrative fees. Notice of the request must be made in writing and, if approved, will be paid within ninety (90) days after the end of the month in which the Early Withdrawal request was received.

8. No Death Benefit / No Renewal Terms After Death:   No custodian, beneficiary, legal representative or assign of the Holder may request an early withdrawal of principal or accrued interest upon the death of the Holder. Such custodian(s), beneficiary(ies), legal representative(s), and/or assign(s) are subject to the same registration and Debenture terms upon which the Holder would have been, had such Holder not died.  Provided, however, that upon the end of the term (or renewable term) during which the Holder died, the Debenture may not be renewed, and all principal and accrued interest will be paid within 60 days after the Maturity Date of such term.

9.  Front-end Bonus Interest: The Company will add ten percent (10%) of the initial Principal (or Principal and accrued interest at the commencement of each renewed five year term) as a front-end bonus, credited on day one of each five year term. The Front-end Bonus Interest is subject to full recapture (including all accrued interest on such Front-End Bonus Interest) if the Holder requests any Early Withdrawals. A Holder shall retain the right to receive the Front-end Bonus Interest on each 5 Year Debenture renewal (even if there was a recapture in a prior term).

10.  Large Account Bonus Interest: An additional one percent (1%) of interest per annum will be added to the stated interest rate for Holders at each anniversary who invest (and maintain a balance of) more than $1 million. The Large Account Bonus interest ends at the earliest to occur of: the Date of Maturity, the drop of the Holder’s Debenture value below $1 million, or [one or more] Early Withdrawals that total more than twenty-five percent (25%) of the Debenture.

11. Subordination. The Securities are subordinated to Senior Debt as defined in the Indenture. To the extent provided in the Indenture, Senior Debt must be paid according to its terms before the Securities may be paid. The Company agrees, and each Security Holder by accepting a Security agrees, to the subordination and authorizes the Trustee to give it effect.

12. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in denominations of $1,000 or fraction thereof. The transfer of Securities may be registered or may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law.

13. Persons Deemed Owners. Subject to Section 2.12 of the Indenture, the registered holder of a Security at the Record Date may be treated as its owner for all purposes.

14. Amendments and Waivers. Subject to certain exceptions, the Indenture or the Securities may be amended.  Any Default may be waived with the consent of the holders of a majority in Principal amount of the Securities.  However, no waiver of a Payment Default may be effected without the consent of Security Holders directly affected.  Without the consent of any Security Holder, the Indenture or the Securities may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Security Holders or to make any change that does not adversely affect the rights of any Security Holder.

15. Successors. When successors assume all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations, except as provided in the Indenture.

16. Satisfaction and Discharge Prior to Redemption or Maturity. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of Principal and interest on the Securities to Maturity Date.

17. Defaults and Remedies.  As defined in the Indenture, if a Payment Default relating to at least 25% in Principal amount of the Securities occurs and is continuing, the Trustee or the holders of at least a majority in Principal amount of the Securities may declare all the Securities to be due and payable immediately.  If a Payment Default relating to less than 25% in Principal amount of the Securities occurs, the Company has ten (10) days after the Payment Date to cure the default.  As defined in the Indenture, if an Interest Accrual Default occurs and is continuing, the Company or an Affiliate may cure the default by pledging to the Trustee on behalf of the Security Holders additional assets with a fair market value equal to or greater than the amount of the Interest Accrual Default within ninety (90) days after the Valuation Date.  As defined in the Indenture, if an Other Default occurs, the Company has thirty (30) days after the Other Default to cure such default. Once any cure period has elapsed and the default is continuing the Trustee may declare some, or all, of the Securities to be due and payable immediately. The Security Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities.  Subject to certain limitations, Holders of a majority in Principal amount of the Securities may direct the Trustee in its exercise of any trust or power.  The Trustee must notify Security Holders of a Payment Default relating to 25% or more in Principal amount of the Securities. The Trustee may withhold from Security Holders notice of any other continuing Default if he determines that withholding notice is not adverse to their interests. The Company must furnish an annual compliance certificate to the Trustee.

18. Trustee Dealings with Company. Carl Spinner, CPA, the Trustee under the Indenture, in his individual or any other capacity, may not make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may not otherwise deal with the Company or its Affiliates, as he could if he were not Trustee.

19. No Recourse Against Others. No director, officer, employee or equity holder of the Manager of the Company, in any such capacity, or equity holder of the Company shall have any liability for any obligations of the Company under the Securities or the Indenture for any claim based on, in respect of or by reason of such obligations or their creation. However, the equity holders of the Company are pledgers or grantors and other Affiliates of the Company may elect to pledge assets for the benefit of Security Holders under the Pledge Agreement. Each Security holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

20. Authentication. This Security shall not be valid until authenticated by a manual signature of the Trustee.

21. Abbreviations. Customary abbreviations may be used in the name of a Security Holder or an assignee, such as: TEN COM (= tenants in common), JTWROS (= joint tenants with right of survivorship and not as tenants in common), CUST
(= Custodian), IRA (= individual retirement account) and UGMA (= Uniform Gifts to Minors Act).

The Security Holder has been delivered an information disclosure document (‘Prospectus’), the Indenture, the Pledge Agreement and other related documentation prior to his/her its investment.  After the effective date of this Security, the Company will furnish to any Security Holder upon written request and without charge replacement copies of any of these documents. Requests may be made to: deeproot Funds, 8200 IH-10 West, Ste. 600, San Antonio, TX 78230.